Exhibit 10.1

BENEFITS RESTORATION PLAN OF
CARPENTER TECHNOLOGY CORPORATION
Effective April 19, 2016
INTRODUCTION
Carpenter Technology Corporation previously maintained (1) the Benefit Equalization Plan of Carpenter Technology Corporation (the “BEP”), (2) the Earnings Adjustment Plan of Carpenter Technology Corporation (the “EAP”), and (3) the Officers and Key Employee Supplemental Retirement Plan of Carpenter Technology Corporation (the “OSRP”, and, collectively with the BEP and the EAP, the “Prior Plans”), for the benefit of participants in the General Retirement Plan (and, in the case of the OSRP, the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation (“Deferred Compensation Plan”).)
The Prior Plans provided for payment of certain benefits to participants thereunder that such participants would have been entitled to receive under the General Retirement Plan, but which could not be paid under the General Retirement Plan as a result of the application of Section 415 of the Code, in the case of the BEP, Section 401(a)(17) of the Code, in the case of the EAP, and the deferral of any amounts under the Deferred Compensation Plan, in the case of the OSRP.
Effective April 19, 2016, the Board of Directors of Carpenter Technology Corporation (“Board”) adopted this Benefits Restoration Plan of Carpenter Technology Corporation (“Plan”) and authorized the merger of the Prior Plans into this Plan.
Article 1-Definitions
Whenever used herein, the masculine pronoun shall be deemed to include the feminine pronoun and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meaning set forth below:
1.1    “Benefits” shall mean the monthly benefits payable to or on behalf of a Participant as a result of a Commencement Event, calculated as:
1.1.1    the monthly General Retirement Plan benefits that are paid (or would be payable except for the Participant’s deferral of payments thereunder) as of the date of such Commencement Event or, if earlier, were paid at the commencement of General Retirement Plan payments, determined by (i) replacing “Compensation” under the General Retirement Plan with “Compensation” as defined under this Plan; and (ii) disregarding any reduction in the amount the monthly benefits under the General Retirement Plan attributable to the application of any provision therein incorporating limitations imposed by Section 415 of the Code; minus
1.1.2    the monthly General Retirement Plan benefits that are paid (or would be payable except for the Participant’s deferral of payments thereunder) as of the date of such Commencement Event or, if earlier, were paid at the commencement of General Retirement Plan payments.

Exhibit 10.1

If a Surviving Spouse becomes entitled to a monthly benefit in accordance with Article 3, the monthly benefit of the Surviving Spouse thereunder shall be determined based on the foregoing formula, provided, however, that the monthly benefit used to calculate the amounts under Section 1.1.1 and Section 1.1.2 shall be the monthly benefit that the Surviving Spouse is entitled to under the Plan under any spousal benefit, death benefit and/or survivor benefit, adjusted as set forth in Section 1.1.1 and Section 1.1.2.
Where the benefit under the General Retirement Plan begins at a date other than the Commencement Event determined under Section 1.6 of this Plan, the monthly amount, if any, payable under this Plan will be adjusted by an enrolled actuary to preserve the value of the Benefits. Where the General Retirement Plan benefit is paid as a lump sum or commences after the Commencement Event, the form of benefit under the General Retirement Plan used to determine the value of Benefits under this Plan will be determined by marital status of the Participant at the Commencement Date or, if earlier, payment of a lump sum under the General Retirement Plan. At such date, single Participants will be calculated based upon a single-life annuity and married Participants as a 50% joint and survivor annuity.
If a Participant who is receiving Benefits hereunder as a result of a Commencement Event other than a Change in Control is subsequently reemployed by the Company, the monthly payments under the Plan shall continue upon such reemployment and, upon such Participant’s subsequent Separation from Service, the Participant’s Benefits, if any, under the Plan shall be recomputed in accordance with this Section 1.1, shall be reduced by the actuarial equivalent of any benefits previously received by such Participant (based on the same actuarial factors utilized under the General Retirement Plan) and such adjusted benefit shall be then payable to such Participant in accordance with the provisions of the Plan in the same form as the Participant was previously receiving.
1.2    “Board” shall mean the Board of Directors of Carpenter Technology Corporation
1.3    “BEP” shall have the meaning set forth in the Introduction.
1.4    “Change in Control” means and includes each of the following which also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A and the Treasury regulations issued thereunder:
1.4.1    The acquisition by any person, entity, or group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 50% or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) 30% or more of the total voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Change in Control: (i) any acquisition

Exhibit 10.1

directly from the Company, (ii) any acquisition by a Person that is considered immediately prior to such acquisition or acquisitions to effectively control the Company within the meaning of Section 409A of the Code, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1.4.3(i), 1.4.3(ii) and 1.4.3(iii);
1.4.2    the date a majority of the individuals who constitute the Board (the “Incumbent Board”) cease for any reason, during any 12-month period, to constitute at least a majority of the Board; provided, however, that any individual becoming a director during such 12-month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
1.4.3    consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the surviving entity resulting from such Business Combination (including, without limitation, a surviving entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any surviving entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such surviving entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the surviving entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such surviving entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the surviving entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
1.5    “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, as amended.

Exhibit 10.1

1.6    “Commencement Event” with respect to a Participant’s or Surviving Spouse’s Benefit shall mean the date of a Change in Control or, if earlier, the first day of the month following the earliest of the following to occur:
1.6.1    Separation from Service after a determination of Disability with 15 or more years of Vesting Service;
1.6.2    Separation from Service or death with 10 but less than 30 years of Vesting Service and, if under age 55, attainment of age 55;
1.6.3    Separation from Service or death with a vested benefit under the General Retirement Plan but less than 10 years of Vesting Service and, if under age 60, attainment of age 60; or
1.6.4    Separation from Service or death on or after completion of 30 or more years of Vesting Service.
1.7    “Company” shall mean Carpenter Technology Corporation.
1.8    “Compensation” shall mean “Compensation” as determined under the General Retirement Plan but (i) including in such amount any amounts deferred by the Participant pursuant to the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation, if applicable, and (ii) disregarding any limitation imposed by Section 401(a)(17) of the Code thereon.
1.9    “Deferred Compensation Plan” shall have the meaning set forth in the Introduction.
1.10    “Disability” shall mean that a qualified physician designated by the Company has reviewed and approved the determination that the Participant:
1.10.1    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
1.10.2    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Company.
1.11    “EAP” shall have the meaning set forth in the Introduction.
1.12    “Eligible Employee” shall mean any FAC Eligible Employee who is a member of a select group of managerial or highly compensated employees designated by the Company and who is entitled to a pension pursuant to the General Retirement Plan that is reduced as a result of (i) the Employee’s deferrals under the Deferred Compensation Plan; (ii) the application of any provision under the General Retirement Plan incorporating limitations imposed by Section 401(a)

Exhibit 10.1

(17) of the Code; and/or (iii) the application of any provision under the General Retirement Plan incorporating limitations imposed by Section 415 of the Code.
1.13    “Employee” shall mean an “Employee” as determined under the General Retirement Plan.
1.14    “Employer Group” means the Company and each other corporation or trade or business which constitutes a single employer under Code Section 414(b) and (c) with the Company, except that in applying Code Section 1563(a)(1), (2) and (3), “at least 50 percent” is used instead of “at least 80 percent.”
1.15    “FAC Eligible Employee” shall mean an “FAC Eligible Employee” as determined under the General Retirement Plan.
1.16    “General Retirement Plan” shall mean the Company’s “General Retirement Plan for Employees of Carpenter Technology Corporation” as in effect on the last date of a Participant’s employment with the Company as a participant under the General Retirement Plan.
1.17    “OSRP” shall have the meaning set forth in the Introduction.
1.18    “Participant” shall mean any person who participates in the Plan as provided in Article 2.
1.19    “Plan Committee” shall mean the “Plan Committee” as defined in the General Retirement Plan.
1.20    “Plan” shall mean the Benefits Restoration Plan of Carpenter Technology Corporation, as described herein.
1.21    “Prior Plans” shall have the meaning set forth in the Introduction.
1.22    “Separation from Service” shall mean a Participant’s termination of employment with the Employer Group which entitled the Participant or the Participant’s Surviving Spouse to Benefits under the Plan. Notwithstanding the foregoing, the employment relationship of a Participant with an Employer Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Participant will return to perform services for a member of the Employer Group and the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with any member of the Employer Group under applicable law or contract. Whether a Participant has terminated employment with the Employer Group will be determined by the Plan Committee based on whether it is reasonably anticipated by the Company and the Participant that the Participant will permanently cease providing services to any member of the Employer Group, whether as a Participant or independent contractor, or that the services to be performed, whether as a Participant or independent contractor, by the Participant will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed, whether as a Participant or independent contractor, over the immediately preceding thirty-six-(36)-month period

Exhibit 10.1

or such shorter period during which the Participant was performing services for the Employer Group. If a leave of absence occurs during such thirty-six-(36)-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.
1.23    “Surviving Spouse” shall mean a Participant’s “Spouse” as determined under the General Retirement Plan.
1.24    “Vesting Service” shall mean “Vesting Service” as determined under the General Retirement Plan.
ARTICLE 2    -Participation
2.1    An Eligible Employee who was a Participant in any of the Prior Plans as of immediately prior to the Effective Date shall be a Participant in this Plan as of the Effective Date.
2.2    A Participant’s participation in the Plan shall terminate upon termination of employment with the Employer Group, unless at that time the Participant is entitled to a pension pursuant to the General Retirement Plan that is reduced as a result of any or all of: (i) the Participant’s deferrals under the Deferred Compensation Plan; (ii) the application of any provision under the General Retirement Plan incorporating limitations imposed by Section 401(a)(17) of the Code; or (iii) the application of any provision under the General Retirement Plan incorporating limitations imposed by Section 415 of the Code.
ARTICLE 3    -Amount and Payment of Benefits
3.1    Benefits.
3.1.1    Except as otherwise provided under Section 3.1, a Participant’s Benefits shall be payable in substantially equal monthly payments for the life of the Participant (a “single-life annuity”) commencing on the first day of the month following the Commencement Event. If the applicable Commencement Event results from the Participant’s Separation from Service due to the Participant’s death, the Participant’s Surviving Spouse, if any, shall receive the Benefit in the form of a single-life annuity for the life of the Surviving Spouse commencing on the first day of the month following the Commencement Event.
3.1.2    A Participant may elect, prior to the date upon which single-life annuity payments would commence under Section 3.1.1 to have such Participant’s Benefits paid in such other form of life annuity as the Company may from time to time permit, provided that such form of life annuity must be actuarially equivalent to a single-life annuity applying reasonable actuarial assumptions.
3.1.3    If a Participant is a “Specified Employee,” as that term is defined in Section 409A of the Code and the applicable regulations thereunder, payment of such Participant’s Benefits shall commence no earlier than the first day of the 7th month following such

Exhibit 10.1

Participant’s Separation from Service. In such event, such Participant’s first installment payment shall be increased by an amount equal to:
(a)    that number of monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Separation from Service and the first installment payment provided by this Section 3.1.3 under the form of annuity in which such Participant’s Benefits are payable, plus
(b)    a reasonable rate of interest on each of the monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Separation from Service and the first installment payment provided by this Section 3.1.3.
3.1.4    Notwithstanding anything to the contrary in this Section 3.1, in the event the Board determines that a Commencement Event as a result of a Change in Control has occurred, a Participant’s Benefits shall be payable in a single lump sum representing the actuarial present value of the Benefits that would be payable pursuant to Section 3.1.1 within 30 days following such Change in Control. In addition, unless otherwise determined by the Board, if a Participant is liable for the payment of any excise tax (the “Basic Excise Tax”) pursuant to Section 4999 of the Code, or any successor or like provision, as a result of any payment under this Section 3.1.4, the Company shall pay the Participant an amount (the “Special Reimbursement”) which, after payment to the Participant (or on the Participant’s behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax. The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or the Participant and reviewed for accuracy by the Company’s certified public accountants, but in no event later than the close of the calendar year next following the calendar year in which the taxes due under this Section 3.1.4 are remitted to the taxing authority.
3.1.5    Notwithstanding anything to the contrary in this Section 3.1, if the sum of (i) the lump-sum actuarial present value of the Benefits that would be payable pursuant to Section 3.1.1 to a Participant or Surviving Spouse as of the Commencement Date and (ii) any deferred amounts of the Participant under any agreements, methods, programs or other arrangements treated as a single non-qualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2) is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, then the Participant or Surviving Spouse, as applicable, shall be distributed such actuarial present value in a single lump-sum cash payment within thirty (30) days of the Commencement Date, provided that the payment date within such thirty (30) day period shall be determined in the discretion of the Plan Committee and the Participant or Surviving Spouse, as applicable, shall not be entitled to designate the taxable year in which he or she will receive payment. Such payment shall be in full satisfaction of the Participant’s Benefits under this Plan and the Participant or, if applicable, Surviving Spouse, shall not be entitled to any further Benefit or other payment or benefits under this Plan and the Participant shall no longer be a Participant after the

Exhibit 10.1

payment of such amount. For purposes of this Section 3.1.5, the actuarial present value of the Benefits under Section 3.1.1 shall be determined using the actuarial factors utilized under the General Retirement Plan.
ARTICLE 4    -Administration and Claims
4.1    The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Plan Committee in the same manner and scope as the Plan Committee’s authority under the General Retirement Plan. All expenses of administering the Plan shall be paid by the Company.
4.2    The claims procedures established under the General Retirement Plan shall be utilized herein.
ARTICLE 5    -General Provisions
5.1    Neither the Plan nor an individual’s status as a Participant in the Plan shall be construed as conferring any right upon any Participant to continued employment or continued participation in the Plan, nor shall it interfere with the rights of the Company, in its discretion, to discharge or otherwise discipline any Participant.
5.2    The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
5.3    Subject to any applicable law, no Benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such Benefits be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.
5.4    The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.
5.5    All payments provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and any person. Neither an Employee nor any other person shall acquire any interest greater than that of an unsecured creditor.
ARTICLE 6    -Amendment or Termination
6.1    The Board or, when so designated by such Board, the Compensation Committee or such Committee’s designee reserves the right to modify or to amend, in whole or in part, or to terminate, the Plan and any Benefits payable thereunder at any time compliant with the requirements of the Code. However, no modification, amendment or termination of the Plan shall, without the Participant’s consent, adversely affect the Benefits of any Participant prior to such modification, amendment or termination.

Exhibit 10.1

ARTICLE 7    - Binding Effect
7.1    This Plan shall be a binding obligation upon and shall inure to the benefit of the Company, its successors and assigns and the Participants and their beneficiaries, executors, administrators and legal representatives.

IN WITNESS WHEREOF, the Company has adopted this Plan effective as of the day and year set forth above.
CARPENTER TECHNOLOGY CORPORATION
By: /s/ John L. Rice
Title: Vice President-Human Resources